EXHIBIT 10.8

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

BETWEEN

COLD SPRING HARBOR LABORATORY

AND

ASOTHERA PHARMACEUTICALS, INC.

This License Agreement (“Agreement”) is made effective as of July 31, 2015 (the “Effective Date”) by and between Cold Spring Harbor Laboratory, a nonprofit New York State education corporation (“CSHL”) having an office at One Bungtown Road, Cold Spring Harbor, New York 11724 and ASOthera Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware (“ASOthera”), having an office at One Bungtown Road, Cold Spring Harbor, New York 11724.

RECITALS

WHEREAS, ASOthera and CSHL are parties to that certain Option Agreement (“Option Agreement”) dated October 24, 2014 pursuant to which CSHL granted ASOthera an exclusive option to negotiate to acquire a license to practice certain patents and know-how resulting from research conducted in the laboratory of Dr. Adrian Krainer at CSHL;

WHEREAS, ASOthera has exercised such option in accordance with the terms of the Option Agreement;

WHEREAS, consistent with the parties’ rights and obligations pursuant to the Option Agreement, ASOthera desires to obtain from CSHL, and CSHL desires to grant to ASOthera, a license to practice such patents and know-how in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual benefits to be derived hereunder, and intending to be legally bound, the parties agree as follows:

1. DEFINITIONS

1.1 Affiliate means, with respect to a person or entity, a legal entity that is controlling, controlled by or under common control with that person or entity. For purposes of this Section 1.1, the word “control” means (1) the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a legal entity, (2) the right to receive fifty percent (50%) or more of the profits or earnings of a legal entity, (3) the right to determine the policy decisions of a legal entity, or (4) fifty percent (50%) or greater management control over a legal entity.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

1.2 Commercially Reasonable Efforts means efforts that would be employed by the relevant party in connection with researching, developing, and commercializing its own products of similar market potential at a similar stage of product life, taking into account the apparent attributes of the product, the competitiveness of the relevant marketplace, the proprietary positions of third parties, regulatory structures, including the likelihood of obtaining regulatory approval, and the anticipated profitability of such product. For clarity, the exertion of Commercially Reasonable Efforts will not require that a party actually accomplish the applicable objectives or tasks.

1.3 Confidential Information means all technical information, inventions, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes, and other proprietary ideas, whether or not patentable, that a disclosing party identifies as confidential or proprietary at the time it is delivered or communicated to a receiving party or its Affiliates or sublicensees.

1.4 Consulting Agreement means that certain Consulting Agreement entered into as of October 24, 2014 by and between Dr. Adrian Krainer and ASOthera, attached as Exhibit E.

1.5 Event of Force Majeure means an unforeseeable act that wholly prevents a party from performing one or more of its material duties under the Agreement and that was outside of the reasonable control of the party. An Event of Force Majeure includes acts of war or of nature, insurrection and riot, labor strikes, and delays imposed by regulatory agencies.

1.6 Field means all applications.

1.7 Improvements means inventions that are conceived or reduced to practice solely or jointly by Dr. Adrian Krainer during the Patent Period and that are dominated by (A) any patent claims directed to Patent Period Inventions or (B) any patent claims of the patent applications and patents included in Exhibit A.

1.8 Licensed Know-how means know-how and information developed by Dr. Adrian Krainer or others in Dr. Krainer’s laboratory that is necessary for practicing the Licensed Patent Rights and that CSHL has the right to license, including any such unpatented inventions, formulas, methods, plans, processes, specifications, characteristics, designs, know-how, experience, and trade secrets.

1.9 Licensed Patent Rights means CSHL’s interest in (A) the patent applications and patents listed in Exhibit A, (B) any patent applications claiming or covering any Patent Period Inventions, and (C) any patent applications claiming or covering Improvements; and in each case, any divisionals, continuations, continuations-in-part, and all patents issuing therefrom, and any and all extensions, reexaminations, reissues and corresponding foreign patent rights.

2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

1.10 Licensed Products means any product for use in the Field that if made, used, sold, offered for sale or imported absent the license granted hereunder would infringe a Valid Claim, or that uses or incorporates the Licensed Know-how.

1.11 Net Sales means the total amount invoiced for each Sale by ASOthera or its Affiliates, sublicensees or sublicensees’ Affiliates, less Qualifying Costs directly attributable to a Sale and actually included in the invoiced amount and borne by ASOthera or its Affiliates, sublicensees or sublicensees’ Affiliates. Where a Licensed Product is sold as part of a group of products or services, the net sales of such group will be allocated to the Licensed Product in a consistent and equitable manner that reflects the contribution of the Licensed Product to the amounts invoiced for such group; provided, however, that in no event will the Net Sales for such Licensed Product be less than the fair market value, where for this purpose, the words “fair market value” means the cash consideration that ASOthera or its Affiliates, sublicensees or sublicensees’ Affiliates would realize from an unrelated buyer in an arms’ length sale of an identical item sold in the same quantity and at the time and place of the transaction.

1.12 Patent Period means the period commencing on October 24, 2014 and continuing until (A) expiration or termination of the Sponsored Research Agreement or (B) expiration or termination of the Consulting Agreement, whichever occurs later.

1.13 Patent Period Inventions means any inventions that are conceived or reduced to practice solely or jointly by Dr. Adrian Krainer during the Patent Period in connection with conduct of the Sponsored Research (as defined in the Sponsored Research Agreement) or performance of consulting services pursuant to the Consulting Agreement.

1.14 Phase 1 Trial means a human clinical trial that is intended to initially evaluate the safety and/or pharmacological effect of a Licensed Product in subjects or that would otherwise satisfy requirements of 21 C.F.R. 312.21(a), or its foreign equivalent.

1.15 Phase 3 Trial means a human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Licensed Product as a basis for an NDA or would otherwise satisfy requirements of 21 CFR 312.21(c), or its foreign equivalent.

1.16 Qualifying Costs means: (1) customary discounts in the trade for quantity purchased, prompt payment or wholesalers, distributors, government authorities, benefit management organizations, health insurance carriers, hospitals, group purchasing organizations and other institutions; (2) credits or refunds for price adjustments, claims or returns that do not exceed the original invoice amount; (3) prepaid outbound transportation expenses and transportation insurance premiums and other distribution handling charges; and (4) any sales, use, excise turnover, inventory, value-added or similar taxes, custom or other duties and compulsory payments to governmental authorities and any other governmental charges imposed upon the production, importation, delivery, use or sale of such Licensed Product to Third Parties.

3

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

1.17 Royalty Term means the period commending on the Effective Date and ending upon the expiration of the last to expire of the Licensed Patent Rights or expiration of marketing exclusivity granted by a regulatory authority, whichever occurs later.

1.18 Sale means any bona fide transaction with a Third Party for which consideration is received or expected for the sale, use, lease, transfer or other disposition of a Licensed Product made following the receipt of final marketing approval from the applicable health regulatory authorities in the country of sale, and a Sale is deemed completed at the time that ASOthera, or its Affiliate, sublicensee or sublicensee’s Affiliate invoices, ships or receives payment for a Licensed Product, whichever occurs first. For the avoidance of doubt, the sale, use, lease, transfer or other disposition of Licensed Products between or among ASOthera, its Affiliates, its sublicensees or its sublicensees’ Affiliates for the purpose of resale to a Third Party will not be considered a Sale under this Agreement.

1.19 Sponsored Research Agreement means the Sponsored Research Agreement entered into as of October 24, 2014 by and between CSHL and ASOthera, and amended as of April 30, 2015 and July 31, 2015.

1.20 Sublicense means any right granted, license given or agreement entered into, by ASOthera to or with any other person or entity, under or with respect to or permitting any use of any of the Licensed Patent Rights or otherwise permitting the development, manufacture, marketing, distribution and/or sale of Licensed Products (regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense).    For clarity, “Sublicense” does not include:

(A) a grant by ASOthera as part of a Sale of a Licensed Product to a Third Party of the implied license (1) to use such Licensed Product or (2) to resell such Licensed Product, provided that the only consideration (whether monetary or non-monetary) received by ASOthera, or any Affiliate of ASOthera, in connection with such grant is the fair market value of the Licensed Product sold; or

(B) any agreement in which ASOthera grants its Affiliate the right to perform or exercise some or all of ASOthera’s rights and/or obligations under the License Agreement, as long as such Affiliate does not pay ASOthera any consideration (in any form) actually for such grant.

1.21 Sublicense Revenue means all compensation or consideration of any kind received pursuant to a Sublicense, other than royalties, and includes any payments made by a Third Party to ASOthera on behalf of a sublicensee; provided, however, that Sublicense Revenue specifically excludes:

(A) any royalties or profit share amounts attributable to sales of Licensed Products (provided that such sales form the basis of royalties paid to CSHL);

(B) payments specifically committed in the Sublicense to cover actual costs incurred or to be incurred by ASOthera (including equipment purchases and full-time equivalent personnel actually provided by ASOthera) in the research and development of Licensed Products which are the subject matter of the Sublicense;

4

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

(C) reimbursement of payments paid by ASOthera to CSHL for milestone events or amounts incurred with respect to the filing, prosecution or maintenance of any Licensed Patent Rights;

(D) loans or other debt obligations (any amounts which are forgiven will be deemed Sublicense Revenue);

(E) amounts received from any Third Party for the purchase of equity at fair market value;

(F) securities of an Affiliate received from an Affiliate that are not provided in exchange for the grant of a Sublicense; and

(G) amounts received in consideration of the sale of substantially all of the business or assets of ASOthera or any of its Affiliates.

1.22 Third Party means any person or entity other than CSHL and ASOthera and its Affiliates, sublicensees and sublicensees’ Affiliates. For the avoidance of doubt, when the term “third party” is used in this Agreement without capitalization it means any person or entity other than CSHL and ASOthera.

1.23 Valid Claim means (A) a claim of an issued and unexpired patent included within the Licensed Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction in an unappealed or unappealable decision, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (B) a claim of a pending patent application included within the Licensed Patent Rights that has not been withdrawn, canceled, or disclaimed or has not been pending for more than five years.

2. LICENSE

2.1 License Grant. CSHL hereby grants ASOthera:

(A) an exclusive, worldwide, royalty-bearing, sublicensable (through multiple tiers, subject to the conditions of Section 2.4) license under the Licensed Patent Rights, and

(B) a non-exclusive, worldwide, royalty-free license under the Licensed Know-how,

in each case to research, develop, manufacture, make, have made, use, offer for sale, sell, import and commercialize Licensed Products in the Field.

5

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

The foregoing license grants are referred to herein collectively as the “Licenses.”

2.2 Reservation of Rights by CSHL. Notwithstanding the Licenses granted to ASOthera pursuant to Section 2.1 hereof, CSHL reserves the worldwide right to practice, and to permit other non-profit non-commercial entities to practice (under a specific written agreement with CSHL or upon written notification to ASOthera), the Licensed Patent Rights and Licensed Know-how for all non-profit non-commercial educational and research purposes and without any payment therefor, and provided that any materials provided to any third party non-profit non-commercial entity will be furnished pursuant to industry standard confidentiality and material transfer agreements that comply with this Agreement.

2.3 U.S. Government Rights. The parties acknowledge that the United States government retains rights in intellectual property funded under any grant or similar contract with a Federal agency. The Licenses granted to ASOthera hereunder are expressly subject to all applicable rights of the United States government, including, where applicable, those reserved under Public Laws 96-517, 97-256 and 98-260, codified at 35 U.S.C. 200-212, and any regulations issued thereunder.

2.4 Sublicense Conditions. ASOthera’s right to grant Sublicenses under the Licenses is subject to each of the following conditions:

(A) In each Sublicense agreement, ASOthera will require the sublicensee to comply with the terms and conditions of this Agreement.

(B) Within thirty (30) days after ASOthera enters into a Sublicense agreement, ASOthera will deliver to CSHL an accurate copy of the Sublicense agreement written in the English language; provided, however, that any copy of a Sublicense agreement may be reasonably redacted to exclude confidential information of the sublicensee that is not necessary for assessing ASOthera’s compliance with this section. CSHL’s receipt of the Sublicense agreement, however, will constitute neither an approval of the Sublicense nor a waiver of any right of CSHL or obligation of ASOthera under this Agreement.

(C) ASOthera’s execution of a Sublicense agreement will not relieve ASOthera of any of its obligations under this Agreement. ASOthera is primarily liable to CSHL for any act or omission of an Affiliate, sublicensee or Affiliate of a sublicensee of ASOthera that would be a breach of this Agreement if performed or omitted by ASOthera, and ASOthera will be deemed to be in breach of this Agreement as a result of such act or omission.

6

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

3. DILIGENCE

3.1 Development Plans and Progress Reports. Within sixty (60) days after the Effective Date, and annually thereafter throughout the Term, ASOthera will submit to CSHL a written development plan and progress report documenting the technical and relevant business development of Licensed Products in order to demonstrate ASOthera’s capability to bring Licensed Products covered by the Licensed Patent Rights and Licensed Know-how to commercialization.

3.2 Diligence Plan. ASOthera intends to build a pharmaceutical company with a drug discovery pipeline based on antisense oligonucleotides that utilize certain CSHL technologies, including technology known at CSHL by the acronym TANGO. ASOthera will use Commercially Reasonable Efforts to raise at least $[*] in equity investment from reputable institutional investors, and to design antisense oligonucleotides based on the TANGO technology. If hit oligonucleotides are identified, ASOthera will use Commercially Reasonable Efforts to perform lead optimization to improve the following properties: 1) [*], 2) [*], 3) [*], 4) [*], and 5) [*]. If, in ASOthera’s sole discretion, at least one oligonucleotide satisfies the criteria in clauses 1) – 5), then ASOthera will use Commercially Reasonable Efforts to perform pre-clinical activities to identify at least one oligonucleotide that possesses suitable in vitro and in vivo efficacies, PK and safety properties for clinical development, and at least one IND filing will be submitted to the FDA, or one or more similar international regulatory authorities, for approval of initial Phase 1 or Phase 1/2 human clinical trials.

3.3 Diligence Milestones. ASOthera will use Commercially Reasonable Efforts to achieve each milestone specified below (each, a “Diligence Milestone”) for at least one Licensed Product:

(A) [*];

(B) [*];

(C) [*];

(D) [*];

(E) [*].

3.4 Failure to Achieve a Diligence Milestone. If ASOthera believes it will be unable to achieve a Diligence Milestone, then ASOthera will notify CSHL. If such Diligence Milestone has an agreed date, then ASOthera will notify CSHL no later than [*] before the target date for fulfillment of such Diligence Milestone.

(A) If ASOthera has been using Commercially Reasonable Efforts (as demonstrated by reasonable supporting documentation) to achieve such Diligence Milestone, CSHL will grant ASOthera a [*] extension of any such Diligence Milestone.

(B) At the end of such extension, if such Diligence Milestone has not been achieved and ASOthera has been using Commercially Reasonable Efforts (as demonstrated by reasonable supporting documentation) to achieve such Diligence Milestone, ASOthera will present a revised development plan outlining its plan to

7

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

achieve such Diligence Milestone. If such plan is acceptable to CSHL, such acceptance not to be unreasonably withheld, CSHL agrees that the date to achieve a given Diligence Milestone can be extended for an additional [*] provided ASOthera pays an extension fee of $[*] (“Extension Fee”).

(C) The non-achievement of a Diligence Milestone after a [*] extension period allowed by payment of such an Extension Fee may constitute a breach of the Agreement. It will not be a breach of the Agreement, and CSHL may not withhold its consent to any extension, where the failure to do so is as a result of the occurrence of an Event of Force Majeure during the Term.

(D) It is understood and agreed that the foregoing obligations may be satisfied by ASOthera directly, or by its sublicensees.

4. FEES AND ROYALTIES

4.1 Equity Issuance. ASOthera will issue to CSHL on the Effective Date such number of shares of the common stock of ASOthera, par value $0.0001 per share (the “Common Stock”) as will cause CSHL to own five percent (5%) of the capital stock of ASOthera on a fully diluted basis, assuming the exercise, conversion and exchange of all outstanding securities of ASOthera for or into shares of Common Stock. The issuance of such shares of Common Stock to CSHL will be pursuant to a Stock Purchase Agreement substantially in the form attached hereto as Exhibit B and will be subject to customary transfer restrictions comparable to the founders of ASOthera.

4.2 Dilution Protection. Through the closing in a single transaction or in a series of related transactions of the sale of capital stock of ASOthera for an aggregate gross purchase price paid to ASOthera of no less than $5 Million (including, without limitation, the conversion of the principal amount of and accrued interest and any other amounts owing on the promissory notes issued to Apple Tree Partners IV, L.P. (“Apple Tree”) pursuant to that certain Note Purchase Agreement by and among ASOthera and Apple Tree dated November 13, 2014 and that certain Note Purchase Agreement by and among ASOthera and Apple Tree dated June 12, 2015), ASOthera will issue to CSHL, from time to time and at no additional consideration, such additional shares of Common Stock as will cause CSHL to continue to hold in the aggregate five percent (5%) of the capital stock of ASOthera on a fully diluted basis, assuming the exercise, conversion and exchange of all outstanding securities of ASOthera for or into shares of Common Stock. At the closing of such equity financing, CSHL agrees to enter into financing agreements in a form substantially similar to the form agreements set forth as Model Legal Documents on http://www.nvca.org. No additional anti-dilution protection will apply to the CSHL shares for any amounts raised by ASOthera in excess of $5 Million.

8

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

4.3 Board Seat. For so long as CSHL owns at least two and one half percent (2.5%) of the fully diluted capital of ASOthera, CSHL will have the right to:

(A) designate one representative to attend all meetings of ASOthera’s Board of Directors (the “Board”) in a non-voting observer capacity (such representative, an “Observer”); provided, however, that (1) as a condition precedent to the rights provided for under this Section 4.3(A), each Observer and any other CSHL employee having access to any of the information provided by ASOthera to the Board agrees to hold in confidence and trust all such information received during such Board meetings or otherwise, and (2) ASOthera may not provide information to any Observer or may exclude any Observer from any Board meeting or portion thereof if delivery of such information or attendance at such Board meeting or portion thereof would result in disclosure of trade secrets to such Observer or would adversely affect the attorney-client privilege between ASOthera and its counsel; and

(B) approve the appointment of any independent director to the Board, such approval not to be unreasonably withheld or delayed.

4.4 License Maintenance Fees. ASOthera will pay to CSHL [*], either in cash or in equivalent value of ASOthera Common Stock, beginning on the [*] anniversary of the Effective Date and each year thereafter during the Term. Each annual license maintenance fee will be due within [*] business days of the anniversary of the Effective Date and is nonrefundable; however, the license maintenance fee will be fully creditable against any royalties or milestone payments under this Agreement that accrue in the following four Quarters. The term “Quarter” means each three-month period beginning on January 1, April 1, July 1 and October 1. ASOthera will have the sole right to determine if any such annual maintenance fee will be paid to CSHL in cash or in ASOthera Common Stock.

4.5 Milestone Payments. ASOthera will pay to CSHL the applicable milestone payment listed in the table below for achievement of a milestone event by the first Licensed Product that if made, used, sold, offered for sale or imported absent the License granted hereunder would infringe a Valid Claim of the Licensed Patent Rights:

Milestone Event	Milestone Payment For First Licensed Product to Achieve the Milestone Event
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

In no event will a milestone payment be paid more than once, even if one or more additional Licensed Products subsequently achieve the same milestone event.

CSHL will have the right to propose that any of such milestone payments (or any portion thereof) be paid to CSHL in ASOthera Common Stock and ASOthera will have the sole right to determine whether or not to agree to such request.

9

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

4.6 Earned Royalties. During the Royalty Term, ASOthera will pay CSHL the following royalties:

(A) [*] on Net Sales of Licensed Products whose composition of matter falls within one or more Valid Claims of the Licensed Patent Rights; and

(B) [*] on Net Sales of Licensed Products whose composition of matter does not fall within one or more Valid Claims of the Licensed Patent Rights but (1) that otherwise fall within one or more Valid Claims of the Licensed Patent Rights, or (2) that previously fell within one or more Valid Claims of the Licensed Patent Rights and are sold or offered for sale during a period of market exclusivity granted by a regulatory authority to ASOthera (or any of its Affiliates, sublicensees or sublicensees’ Affiliates) with regard to such Licensed Product.

Except as otherwise set forth in Subsection 4.6 (B)(2) above, no royalty will be due on Net Sales of Licensed Products whose manufacture, use, sale, offer for sale or importation does not infringe a Valid Claim.

Only one royalty will be owed for a Licensed Product regardless of how many Valid Claims cover such Product.

4.7 Exclusion from Royalties. No royalty will be due with respect to commercially reasonable quantities of units of Licensed Products used solely for clinical trials, other internal research or development purposes, in a compassionate use program, or as samples or promotional goods.

4.8 Stacking Protection. ASOthera may offset an amount equal to [*] of any third-party royalty payments owed with respect to sale of a Licensed Product against the royalty payments that are due to CSHL for such Licensed Product; provided that in no event, will the royalty payments to CSHL be reduced by more than [*] of the amount otherwise due to CSHL with respect to such Licensed Product (i.e., no less than [*] and [*], respectively).

4.9 Sublicense Revenue Sharing. For each Sublicense granted by ASOthera, ASOthera will pay to CSHL 20% of all Sublicense Revenue. For the avoidance of doubt, Net Sales of any Licensed Product by any sublicensee or sublicensee’s Affiliate are subject to ASOthera’s royalty obligation to CSHL.

The percentage of Sublicense Revenue payable to CSHL will be reduced to [*].

4.10 Allocation Method. Notwithstanding Section 4.9, if a Sublicense is part of a transaction in which ASOthera also conveys rights to technology or intellectual property other than the Licensed Patent Rights or the Licensed Know-how that is reasonably necessary for, or directed to, the discovery, development, manufacture, sale or importation of a Licensed Product, then ASOthera will propose in good faith by written notice to CSHL a basis for allocation of the consideration received by ASOthera and its Affiliates for such transaction between the Licensed Patent Rights and such other

10

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

technology and intellectual property based on the relative value to be attributed to the Sublicense as part of the overall transaction. In the event CSHL does not agree with ASOthera’s calculation of the relative value to be attributed to the Sublicense, CSHL will notify ASOthera thereof and the parties will resolve such disagreement in accordance with the dispute resolution procedures set forth in Section 13.9.

The amount payable to CSHL with respect to sublicense fees received in connection with such transaction will be determined by the following equation:

[*]

5. REPORTS AND PAYMENTS

5.1 Royalty Reports. Within [*] after the end of each Quarter following first commercial Sale of a Licensed Product, ASOthera will deliver to CSHL a report, certified by the chief financial officer of ASOthera, detailing the calculation of all royalties and fees due to CSHL for such Quarter. The report will include, at a minimum:

(A) [*];

(B) [*];

(C) [*];

(D) [*];

(E) [*]; and

(F) [*].

5.2 Payments. All amounts paid by ASOthera to CSHL under this Agreement will be non-refundable. ASOthera will pay all royalties and fees due to CSHL under Sections 4.5, 4.6 and 4.9 within [*] after the end of the Quarter in which the royalties or fees accrue. Any income, remittance, or other taxes on such royalties required to be withheld at the source will be the exclusive responsibility of ASOthera, and will not be used to decrease the amount of royalties due to CSHL hereunder.

5.3 Records. ASOthera will maintain, and will cause its Affiliates and sublicensees to maintain, complete and accurate books and records to verify Sales, Net Sales, and all of the royalties, fees, and other payments payable under this Agreement. The records for each Quarter will be maintained for at least [*] after submission of the applicable report required under Section 5.1.

11

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

5.4 Audit Rights. Upon reasonable prior written notice to ASOthera, ASOthera and its Affiliates and sublicensees will provide CSHL and, subject to reasonable obligations of confidentiality, its accountants with access to all of the books and records required by Section 5.3 to conduct a review or audit of Sales, Net Sales, and all of the royalties, fees, and other payments payable under this Agreement. Access will be made available:

(A) during normal business hours;

(B) in a manner reasonably designed to facilitate CSHL’s review or audit without unreasonable disruption to ASOthera’s business; and

(C) no more than once each calendar year during the Term and for a period of [*] thereafter. The review or audit may cover a period of not more than [*] before the first day of the Quarter in which the review or audit is requested.

ASOthera will promptly pay to CSHL the amount of any underpayment determined by the review or audit plus accrued interest. If the review or audit determines that ASOthera has underpaid any royalty payment by [*] or more, then ASOthera will also promptly pay the costs and expenses of CSHL and its accountants in connection with the review or audit.

5.5 Currency. All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments will be made in United States dollars. If ASOthera receives payment from a third party in a currency other than United States dollars for which a royalty or fee is owed under this Agreement, then:

(A) the payment will be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of the Wall Street Journal as of the last business day of the Quarter in which the payment was received by ASOthera, and

(B) the conversion computation will be documented by ASOthera in the applicable report delivered to CSHL under Section 5.1.

5.6 Place of Payment. All payments by ASOthera are payable to Cold Spring Harbor Laboratory and will be made to the following addresses:

By Electronic Transfer:	By Check:
[*]	Cold Spring Harbor Laboratory
One Bungtown Road
Cold Spring Harbor, NY 11724
Attn: Office of Technology Transfer

5.7 Interest. All amounts that are not paid by ASOthera when due will accrue interest from the date due until paid at a rate equal to the U.S. prime rate plus [*] as published by the Wall Street Journal on the last day of the applicable period (or the maximum allowed by law, if less).

12

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

6. CONFIDENTIALITY

6.1 ASOthera’s Confidentiality Obligation. ASOthera will maintain in confidence and not disclose to any Third Party any CSHL Confidential Information. ASOthera will use the CSHL Confidential Information only for the purposes of performing its obligations and exercising its rights under this Agreement. ASOthera will ensure that ASOthera’s employees and its Affiliates and sublicensees have access to CSHL Confidential Information only on a need to know basis and are obligated in writing to abide by ASOthera’s obligations under this Article 6.

6.2 CSHL’s Confidentiality Obligation. CSHL will maintain in confidence and not disclose to any third party any ASOthera Confidential Information. CSHL will use the ASOthera Confidential Information only for the purposes of performing its obligations and exercising its rights under this Agreement. CSHL will ensure that CSHL’s employees have access to ASOthera Confidential Information only on a need to know basis and are obligated in writing to abide by CSHL’s obligations under this Article 6.

6.3 Exceptions. The obligations under Sections 6.1 and 6.2 will not apply to:

(A) information that is known to the receiving party prior to the time of disclosure, to the extent evidenced by written records;

(B) information that is disclosed to the receiving party by a third party that has the right to make such disclosure;

(C) information that is independently developed by the receiving party without use of the Confidential Information, to the extent evidenced by written records;

(D) information that becomes patented, published or otherwise part of the public domain through no fault of the receiving party; or

(E) information that is required to be disclosed by order of United States governmental authority or a court of competent jurisdiction, provided that the receiving party must use its best efforts to obtain confidential treatment of such information by such agency or court.

7. TERM AND TERMINATION

7.1 Term. The term of this Agreement will begin on the Effective Date and, unless terminated earlier, will continue in full force and effect on a Licensed Product-by-Licensed Product and country-by-country basis until the expiration of the last-to-expire Valid Claim covering the making, using, selling, offering to sell or importing of such Licensed Product in such country or until the expiration of market exclusivity granted by a regulatory authority in such country, whichever occurs later (“Term”). Unless the Agreement is terminated by either party pursuant to Sections 7.2 or 7.3 hereof , ASOthera will have a perpetual royalty-free non-exclusive license under the Licensed Know-how following expiration of the Term.

13

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

7.2 Termination by CSHL. CSHL may terminate this Agreement effective upon written notice to ASOthera if:

(A) ASOthera materially breaches this Agreement and does not cure such breach within ninety (90) days after written notice of such breach; notwithstanding the foregoing, in the event of a good faith dispute with respect to the existence of a material breach, the applicable cure period will be tolled until such time as the dispute is finally resolved in accordance with the dispute resolution mechanism specified in Sections 13.8 and 13.9;

(B) ASOthera, or any of its Affiliates, sublicensees or sublicensees’ Affiliates, challenges the validity or enforceability of any Valid Claim, unless such challenge is withdrawn within thirty (30) days after receipt of a notice from CSHL under this section; provided, however, that this section will not be applicable with respect to any such challenge by a sublicensee or sublicensees’ Affiliate if ASOthera terminates the applicable Sublicense within thirty (30) days after receipt of a notice from CSHL under this section; or

(C) ASOthera commits any act of bankruptcy, becomes insolvent, is unable to pay its debts as they become due, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not dismissed within sixty (60) days.

7.3 Termination by ASOthera. Notwithstanding anything contained herein to the contrary, ASOthera has the right to terminate this Agreement at any time in its sole discretion by giving ninety (90) days advance written notice to CSHL.

7.4 Effect of Termination. If this Agreement is terminated for any reason (excluding, for the avoidance of doubt, expiration of the Term under Section 7.1):

(A) the Licenses terminate;

(B) ASOthera and all its Affiliates and sublicensees will cease making, having made, using, importing, selling and offering for sale all Licensed Products;

(C) ASOthera will pay to CSHL all amounts owed to CSHL through the date of termination of this Agreement within ninety (90) days of such date of termination;

(D) in the case of termination under Section 7.2, all duties of CSHL and all rights (but not all duties) of ASOthera under this Agreement will immediately terminate without further action required by either CSHL or ASOthera;

(E) each party will, at the other party’s request, return to such other party all Confidential Information of such other party; and

14

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

(F) any Sublicense granted prior to such termination will survive as a direct license with CSHL and the sublicensee will automatically become a direct licensee of CSHL with respect to the rights originally sublicensed to the sublicensee; provided that: (i) such sublicensee is not in breach of its Sublicense; (ii) such sublicensee agrees to comply with all of the terms of this Agreement to the extent applicable to the rights originally sublicensed to such sublicensee; and (iii) such sublicensee agrees to pay directly to CSHL such sublicensee’s payments under this Agreement to the extent applicable to the rights sublicensed to such sublicensee. ASOthera agrees that it will confirm the foregoing in writing at the request and for the benefit of CSHL and/or the sublicensee.

7.5 Surviving Rights and Obligations. Termination of this Agreement will not affect the rights and obligations of the parties accrued prior to termination hereof. The provisions of Articles 4, 5, 6, 9 and 11 and Sections 7.4, 10.3, and 13.6 will survive the termination of this Agreement for any reason in accordance with their respective terms.

8. PATENT MAINTENANCE AND REIMBURSEMENT

8.1 Patent Maintenance. CSHL controls the preparation, prosecution and maintenance of the Licensed Patent Rights and the selection of patent counsel, with input from ASOthera. If, however, ASOthera desires to manage the preparation, prosecution and maintenance of the Licensed Patent Rights with input from CSHL, then ASOthera and CSHL will enter into a Client and Billing Agreement with patent counsel in the form attached as Exhibit C.

8.2 Patent Reimbursement. Within [*] days after the Effective Date, ASOthera will reimburse CSHL for all historically accrued, un-reimbursed attorneys’ fees, expenses, official fees and all other charges accumulated prior to the Effective Date incident to the preparation, prosecution and maintenance of the Licensed Patent Rights. ASOthera will reimburse CSHL for all documented attorneys’ fees, expenses, official fees and all other charges incident to the preparation, prosecution and maintenance of the Licensed Patent Rights within [*] after ASOthera’s receipt of invoices for such fees, expenses, and charges unless agreed otherwise in a Client and Billing Agreement.

9. INFRINGEMENT

9.1 Notice. ASOthera and CSHL will notify each other promptly of any infringement of the Licensed Patent Rights that may come to their attention. ASOthera and CSHL will consult each other in a timely manner concerning any appropriate response to the infringement.

9.2 ASOthera Prosecution. ASOthera may prosecute an action against a Third Party to protect the Licensed Patent Rights, including an infringement action. The expenses of such action, including attorneys’ fees, expert fees and all other costs and expenses of the litigation, including appeals, settlement processes and alternative dispute mechanisms, will be borne by ASOthera.

15

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

CSHL will execute all necessary and proper documents and take all other appropriate actions to allow ASOthera to institute and prosecute the action.

Any award paid by a Third Party as a result of such action (whether by way of settlement or otherwise) will first be applied toward reimbursement of attorneys’ fees, expert fees and all other costs and expenses of the litigation, including appeals, settlement processes and alternative dispute mechanisms, and the excess, if any, will be retained by ASOthera, except that the same will be deemed to constitute Sublicense Revenue under Sections 4.9 and 4.10, as if the Sublicense there referenced had been executed on the date of final resolution (by entry of judgment or settlement) of such action. Notwithstanding the foregoing, it is understood and agreed between the parties that reduction of the percentage of Sublicense Revenue payable to CSHL pursuant to Subsections 4.9(A) or 4.9(B) will not apply to payments made pursuant to this section.

9.3     CSHL Prosecution. If ASOthera, without CSHL’s consent (not to be unreasonably withheld), does not institute such action against a Third Party, CSHL will have the right but not the obligation to institute an action. Such consent of CSHL may not be withheld where ASOthera provides a reasonable enforcement strategy which involves pursuing other infringers first. If CSHL elects to prosecute such action, then financial recoveries will be retained by CSHL in their entirety.

9.4     Cooperation. In any litigation under this Article 9, either party, at the request and expense of the other party, will cooperate to the fullest extent reasonably possible. This Section 9.4 will not be construed to require either party to undertake any activities, including legal discovery, at the request of any Third Party, except as may be required by lawful process of a court of competent jurisdiction.

10. REPRESENTAIONS; DISCLAIMER; LIMITATION OF LIABILITIES

10.1 CSHL Representation. CSHL hereby represents to ASOthera that:

(A) it is an educational corporation duly organized, validly existing and in good standing under the laws of New York;

(B) it has all requisite corporate power, right and authority to enter into and perform its obligations under this Agreement;

(C) this Agreement constitutes its valid and binding obligation enforceable in accordance with its terms; and

(D) to CSHL’s knowledge as of the Effective Date, there are no inventions that have been conceived or reduced to practice solely or jointly by Dr. Adrian Krainer prior to the Effective Date that are dominated by or dominate any patent claims of provisional patent application number [*].

16

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

10.2 ASOthera Representation. ASOthera hereby represents to CSHL that:

(A) it is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

(B) it has all requisite corporate power, right and authority to enter into and perform its obligations under this Agreement;

(C) the capitalization table attached hereto as Exhibit D accurately reflects all of the issued and outstanding shares of stock, options, warrants and other securities of ASOthera as of the Effective Date;

(D) this Agreement constitutes its valid and binding obligation enforceable in accordance with its terms;

(E) its execution and delivery of this Agreement, and compliance with the terms hereof, do not and will not conflict with or result in a breach of any terms of, or constitute a default under, any agreement, obligation or instrument to which it is a party or by which it is bound.

10.3 Disclaimer. The Licensed Patent Rights and Licensed Know-how are provided on an “as is” basis. Except as explicitly set forth in Section 10.1(D), CSHL makes no representations or warranties, express or implied, including but not limited to any warranty of accuracy, completeness, performance, merchantability, fitness for a particular purpose, commercial utility or noninfringement. CSHL will not be liable to ASOthera, its Affiliates, sublicensees or sublicensees’ Affiliates, or the successors or assigns of any of them, or any Third Party with respect to any claim: arising from use of the Licensed Patent Rights or Licensed Know-how; or arising from the development, testing, manufacture, use or sale of Licensed Products. Except with respect to breach of Section 6 (Confidentiality), in no event will either party be liable to the other party, or its Affiliates, sublicensees, or sublicensees’ Affiliates, or any Third Party, for any consequential, incidental, special or indirect damages (including, but not limited to, any lost profits or business interruption) based on activity arising out of or related to this Agreement, whether pursuant to a claim of breach of contract or any other claim of any type.

10.4 Assumption of Risk. As between ASOthera (and its Affiliates, sublicensees and sublicensees’ Affiliates) and CSHL, ASOthera and its Affiliates, sublicensees and sublicensees’ Affiliates hereby assume the entire risk as to the performance, safety and efficacy of any Licensed Product.

17

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

11. INDEMNIFICATION

11.1 Indemnification. ASOthera will defend, indemnify, and hold harmless CSHL, and its trustees, officers, faculty, agents, employees and students (each, an “Indemnified Party”) from and against any and all liability, loss, damage, action, claim, or expense suffered or incurred by the Indemnified Parties, including attorneys’ fees and expenses (collectively, “Liabilities”), arising out of or resulting from:

(A) any third party claim arising out of or resulting from the development, testing, use, manufacture, promotion, sale or other disposition of any Licensed Patent Rights, Licensed Know-how or Licensed Products by ASOthera, its Affiliates, sublicensees, sublicensees’ Affiliates, assignees or vendors or associated Third Parties;

(B) any third party claim arising out of or resulting from any material breach of this Agreement by ASOthera or its Affiliates, sublicensees or sublicensees’ Affiliates; and

(C) the enforcement of this Article 11 by any Indemnified Party.

Liabilities include, but are not limited to: (1) any product liability or other claim of any kind related to use by a third party of a Licensed Product that was manufactured, sold or otherwise disposed of by ASOthera, or its Affiliates, sublicensees, sublicensees’ Affiliates, assignees, vendors or Third Parties; (2) a claim by a third party that the Licensed Patent Rights, Licensed Know-how or the design, composition, manufacture, use, sale or other disposition of any Licensed Product infringes or violates any patent, copyright, trade secret, trademark or other intellectual property right of such third party (provided that the foregoing will not include any challenge to the validity or enforceability of any Valid Claim by any of ASOthera’s sublicensees or such sublicensees’ Affiliates); and (3) a claim by a third party arising out of or resulting from clinical trials or studies conducted by or on behalf of ASOthera, or its Affiliates, sublicensees, sublicensees’ Affiliates, assignees, vendors or associated Third Parties relating to the Licensed Patent Rights, Licensed Know-how or the Licensed Products, such as claims by or on behalf of a human subject of any such trial or study.

However, the foregoing will not apply to the extent any such Liabilities result or arise from the negligence, willful misconduct, or violation of applicable law of any Indemnified Party, or from any breach by CSHL of its representations or warranties contained in this Agreement.

11.2 Other Provisions. The obligation of ASOthera to indemnify, defend and hold harmless under this Article 11 will be contingent upon timely notification by CSHL to ASOthera of the claim or action; the tender by CSHL to ASOthera of full control over the conduct and disposition of the claim or action; and reasonable cooperation by CSHL in the defense of the claim or action. ASOthera will not settle or compromise any claim or action giving rise to Liabilities in any manner that imposes any restrictions or obligations on CSHL without CSHL’s prior written consent. If ASOthera fails or declines to assume the defense of any claim or action within forty-five (45) days after notice of the claim or action, then CSHL may assume the defense of such claim or action for the account and at the risk of ASOthera, and any Liabilities related to such claim or action will be conclusively deemed a Liability of ASOthera. The indemnification rights of the Indemnified Parties under this Article 11 are in addition to all other rights that an Indemnified Party may have at law, in equity or otherwise.

18

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

12. INSURANCE

12.1 Coverages. ASOthera will procure and maintain insurance policies for the following coverages with respect to personal injury, bodily injury and property damage arising out of ASOthera’s performance under this Agreement:

(A) during the Term, comprehensive general liability, including broad form and contractual liability, in a minimum amount of $2,000,000 combined single limit per occurrence and in the aggregate;

(B) prior to the commencement of clinical trials involving Licensed Products, clinical trials coverage in a minimum amount of $5,000,000 combined single limit per occurrence and in the aggregate; and

(C) prior to the first commercial Sale of the first Licensed Product, product liability coverage, in a minimum amount of $10,000,000 combined single limit per occurrence and in the aggregate.

CSHL may review periodically the adequacy of the minimum amounts of insurance for each level of coverage required by this Section 12.1, and CSHL reserves the right to require ASOthera to adjust the limits accordingly. The required minimum amounts of insurance do not constitute a limitation on ASOthera’s liability or indemnification obligations to CSHL under this Agreement.

12.2 Other Requirements. The policies of insurance required by Section 12.1 will be issued by an insurance carrier with an A.M. Best rating of “A” or better and will name CSHL as an additional insured with respect to ASOthera’s performance under this Agreement. ASOthera will provide CSHL with insurance certificates evidencing the required coverage within thirty (30) days after any request by CSHL therefor. Each certificate will provide that the insurance carrier will notify CSHL in writing at least thirty (30) days prior to the cancellation or material change in coverage.

13. ADDITIONAL PROVISIONS

13.1 Assignment. No rights hereunder may be assigned by either party, directly or by merger or other operation of law, without the express written consent of the other party, which consent will not be unreasonably withheld or delayed; except that either party may, without such consent, assign this Agreement to any Affiliate or in connection with a merger, consolidation or change of control of such party or a sale of all or substantially all of such party’s assets to which this Agreement relates. Any prohibited assignment of this Agreement or the rights hereunder will be null and void. No assignment will relieve the assigning party of responsibility for the performance of any accrued obligations which it has prior to such assignment. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their permitted assigns.

19

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

13.2 Waiver. A waiver by either party of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

13.3 Independent Contractors. The parties are independent contractors. Nothing contained in this Agreement is intended to create an agency, partnership or joint venture between the parties. At no time will either party make commitments or incur any charges or expenses for or on behalf of the other party.

13.4 Capitalization Updates. ASOthera will promptly notify CSHL upon the close of each round of equity financing and will provide CSHL with an updated capitalization table reflecting the closing of the equity financing series. Each such updated capitalization table will be incorporated into this Agreement.

13.5 Compliance with Laws. ASOthera must comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this Agreement. For example, ASOthera will comply with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the applicable agency of the United States government and/or written assurances by ASOthera that ASOthera will not export data or commodities to certain foreign countries without prior approval of the agency. CSHL does not represent that no license is required, or that, if required, the license will issue.

13.6 Use of Name. ASOthera and its Affiliates, sublicensees, sublicensees’ Affiliates, employees, and agents may not use the name, logo, seal, trademark, or service mark (including any adaptation of them) of CSHL or any CSHL school, organization, trustee, officer, faculty member, employee, student or representative, without the prior written consent of CSHL.

13.7 Notice. Notices under this Agreement will be in writing and sent by public courier and addressed as follows:

If to CSHL:

Cold Spring Harbor Laboratory

One Bungtown Road

Cold Spring Harbor, New York 11724

Attention: Office of Technology Transfer

with a copy to:

Cold Spring Harbor Laboratory

One Bungtown Road

Cold Spring Harbor, New York 11724

Attention: General Counsel

20

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

If to ASOthera:

ASOthera Pharmaceuticals, Inc.

4 Washington Street

Lexington, MA 02421

Attention: Huw Nash

With a copy (which shall not constitute notice) to:

Fenwick & West

1191 Second Avenue

10th Floor

Seattle, WA 98101

Attention: Effie Toshav, Esq.

13.8 Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of New York, without regard to principles relating to conflicts of law. Subject to Section 13.9, the courts of the State of New York in New York County and the United States District Court for the Southern District of New York will have exclusive jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with the Agreement and, by execution and delivery of the Agreement, the parties to the Agreement (A) submit to the jurisdiction of those courts, including, but not limited to, the in personam and subject matter jurisdiction of those courts, (B) waive any objection to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, (C) consent to service of process by mail or any other manner permitted by law and (D) irrevocably agree to be bound by any such judgment rendered thereby in connection with the Agreement. These consents to jurisdiction will not be deemed to confer rights on any person other than the parties to the Agreement.

13.9 Dispute Resolution. The parties understand and appreciate that their long-term mutual interest will be best served by a rapid and fair resolution of any claims or disputes that may arise under this Agreement or from any dispute concerning the terms of this Agreement. Therefore, the parties have a duty to cooperate to resolve all such disputes as rapidly as possible on a fair and equitable basis. If any dispute or claim arising under this Agreement cannot be readily resolved within thirty (30) days of the receipt of written notice by a party of a dispute, then the Chief Executive Officer of ASOthera and the VP of Business Development & Technology Transfer of CSHL (or their respective designees) will meet to review and attempt to resolve the dispute within sixty (60) days. A copy of the Agreement, agreed upon facts (and areas of disagreement), and concise summary of the basis for each side’s contentions will be provided to both such officers who will review the same, confer and attempt to reach a mutual resolution of the issue. In the event the parties are unable to resolve the dispute within such sixty (60) day period, then either party may seek any relief or remedy available to it. Notwithstanding the foregoing, nothing in this Section 13.9 will be construed to waive any rights or timely performance of any obligations existing under the Agreement.

21

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

13.10 Entire Agreement. This Agreement, together with the Sponsored Research Agreement and the Consulting Agreement, embodies the entire understanding between the parties relating to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral. This Agreement may not be varied except by a written document signed by duly authorized representatives of both parties. In the event of a conflict between any provisions of this Agreement, the Sponsored Research Agreement or the Consulting Agreement, the said agreements will be given the following order of precedence:

1. this Agreement;

2. the Sponsored Research Agreement;

3. the Consulting Agreement.

13.11 Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement will remain in full force and effect. Such invalid or unenforceable provision will be automatically revised to be a valid and enforceable provision that comes as close as permitted by law to the parties’ original intent.

13.12 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

*    *    *    *    *

22

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereby execute this Agreement as of the Effective Date.

Cold Spring Harbor Laboratory		ASOthera Pharmaceuticals, Inc.

By:	/s/ Teri F. Willey	By:	/s/ Huw M. Nash
Name:	Teri F. Willey	Name:	Huw M. Nash
Title:	V.P. Business Development + Technology Transfer	Title:	CEO

Date:		Date:	July 29, 2015

23

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

Exhibit A

Licensed Patent Rights

KRAINER 06: Targeted Augmentation of Nuclear Gene Output (“TANGO”) Inventor: Adrian Krainer

Application #	Patent #	Filing Date	Type	Status	Issue Date
[*]		10/3/14	Provisional	Filed

24

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

Exhibit B

Form of Stock Purchase Agreement

25

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

ASOTHERA PHARMACEUTICALS, INC.

RESTRICTED STOCK PURCHASE AGREEMENT

This Restricted Stock Purchase Agreement (this “Agreement”) is made and entered into as of July [__], 2015 (the “Effective Date”) by and between ASOthera Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware (the “Company”), and Cold Spring Harbor Laboratory, a nonprofit New York State education corporation (the “Purchaser”).

1.	PURCHASE AND SALE OF SHARES.

1.1 Certain Definitions. The following terms are defined as follows:

(a) “Fully Diluted Shares” means, at the relevant time, the total number of shares of capital stock of the Company represented by (i) all outstanding shares of the common stock of the Company, par value $0.0001 per share (the “Common Stock”); (ii) all shares of Common Stock issuable upon conversion of outstanding shares of preferred stock of the Company; (iii) all shares of Common Stock directly or indirectly issuable upon exercise of outstanding Company stock options and warrants; and (iv) shares reserved and available for grant and/or issuance to service providers under an equity incentive plan but unissued.

(b) “Qualified Financing” means the sale in a single transaction or in a series of related transactions of the capital stock of the Company for an aggregate gross purchase price paid to the Company of no less than $5 million (including, without limitation, the conversion of the principal amount of and accrued interest and any other amounts owing on the promissory notes issued to Apple Tree Partners IV, L.P. (“Apple Tree”) pursuant to that certain Note Purchase Agreement by and among ASOthera and Apple Tree dated November 13, 2014 and that certain Note Purchase Agreement by and among ASOthera and Apple Tree dated June 12, 2015).

1.2 Sale and Issuance of Shares. On the Effective Date and subject to the terms and conditions of this Agreement, Purchaser hereby purchases from the Company, and the Company hereby sells to the Purchaser, 1,640,608 shares of Common Stock (the “Shares”) for the consideration described in that certain License Agreement between the Company and the Purchaser of even date herewith (the “License Agreement”). Purchaser acknowledges and agrees that the issuance of the Shares to Purchaser shall be in full satisfaction of the rights of Purchaser set forth in Section 4.1 and Section 4.2 of the License Agreement, and that following the issuance of such Shares, the Company shall have no further obligations to Purchaser pursuant to Section 4.1 or Section 4.2 of the License Agreement.

2. CLOSING.

2.1 Deliveries by Purchaser. The Purchaser hereby delivers to the Company:

(a) a duly executed copy of this Agreement;

B-1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(b) a duly executed copy of the Joinder Agreement attached hereto as Exhibit A;

(c) a duly executed copy of the Adoption Agreement attached hereto as Exhibit B; and

(d) a duly executed copy of the License Agreement.

2.2 Deliveries by the Company. Upon its issuance of the Shares, the Company will issue a duly executed stock certificate evidencing the Shares in the name of the Purchaser for the number of Shares issued to it pursuant to this Agreement.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Purchaser as follows as of the Effective Date.

3.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect.

3.2 Authorization. All corporate action required to be taken by the board of directors and stockholders of the Company in order to authorize the Company to enter into this Agreement, and to issue the Shares, has been taken prior to the Effective Date. All action on the part of the officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the Effective Date, and the issuance and delivery of the Shares on the Effective Date has been taken prior to the Effective Date. This Agreement, when executed and delivered by the Company, shall constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3 Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. The Company has consummated a Qualified Financing, and immediately following the issuance of the Shares, the Shares will represent 4.33% (rounding to the nearest hundredth of a percent) of the Company’s Fully Diluted Shares. Assuming the accuracy of the representations of the Purchaser in Section 4 of this Agreement and subject to the filing of all required governmental consents and filings, the Shares will be issued in compliance with all applicable federal and state securities laws.

B-2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. The Purchaser represents and warrants to the Company as follows as of the Effective Date.

4.1 Purchase for Own Account for Investment. Purchaser is purchasing the Shares on its own account for investment purposes only and not with a view to, or for sale in connection with, a distribution of the Shares within the meaning of the Securities Act of 1933, as amended (the “1933 Act”). Purchaser has no present intention of selling or otherwise disposing of all or any portion of the Shares and no one other than Purchaser has any beneficial ownership of any of the Shares.

4.2 Access to Information. Purchaser has had access to all information regarding the Company and its present and prospective business, assets, liabilities and financial condition that Purchaser reasonably considers important in making the decision to purchase the Shares, and Purchaser has had ample opportunity to ask questions of the Company’s representatives concerning such matters and this investment.

4.3 Understanding of Risks. Purchaser is fully aware of: (a) the highly speculative nature of the investment in the Shares; (b) the financial hazards involved; (c) the lack of liquidity of the Shares and the restrictions on transferability of the Shares (e.g., that Purchaser may not be able to sell or dispose of the Shares or use them as collateral for loans); (d) the qualifications and backgrounds of the management of the Company; and (e) the tax consequences of investment in the Shares.

4.4 Purchaser’s Qualifications; Accredited Investor. Purchaser has a preexisting business relationship with the Company and/or certain of its officers and/or directors of a nature and duration sufficient to make Purchaser aware of the character, business acumen and general business and financial circumstances of the Company and/or such officers and directors. By reason of Purchaser’s business or financial experience, Purchaser is capable of evaluating the merits and risks of this investment, has the ability to protect its own interests in this transaction and is financially capable of bearing a total loss of this investment. In addition, Purchaser is an “accredited investor” as that term is used in Regulation D promulgated under the 1933 Act.

4.5 No General Solicitation. At no time was Purchaser presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the issuance of the Shares.

4.6 Compliance with Securities Laws. Purchaser understands and acknowledges that, in reliance upon the representations and warranties made by Purchaser herein, the Shares are not being registered with the Securities and Exchange Commission (“SEC”) under the 1933 Act, but instead are being issued under an exemption or exemptions from the registration and qualification requirements of the 1933 Act or other applicable state securities laws which impose certain restrictions on Purchaser’s ability to transfer the Shares.

B-3

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

4.7 Restrictions on Transfer. Purchaser understands that Purchaser may not transfer any Shares unless such Shares are registered under the 1933 Act and qualified under applicable state securities laws or unless, in the opinion of counsel to the Company, exemptions from such registration and qualification requirements are available. Purchaser understands that only the Company may file a registration statement with the SEC or applicable state securities commissioners and that the Company is under no obligation to do so with respect to the Shares. Purchaser has also been advised that exemptions from registration and qualification may not be available or may not permit Purchaser to transfer all or any of the Shares in the amounts or at the times proposed by Purchaser.

4.8 Rule 144. In addition, Purchaser has been advised that SEC Rule 144 promulgated under the 1933 Act, which permits certain limited sales of unregistered securities, is not presently available with respect to the Shares and, in any event, requires that the Shares be held for a minimum of six months, and in certain cases one year, after they have been issued (within the meaning of Rule 144), before they may be resold under Rule 144. Purchaser understands that Rule 144 may indefinitely restrict transfer of the Shares so long as Purchaser remains an “affiliate” of the Company and certain information about the Company (as defined in Rule 144) is not publicly available.

5. COMPLIANCE WITH GOVERNANCE AGREEMENTS. Purchaser agrees to be bound by and comply with (i) the Right of First Refusal and Co-Sale Agreement dated as of July 15, 2015, by and among the Company, the Investors listed on Schedule A thereto, and the Key Holders listed on Schedule B thereto (the “Right of First Refusal and Co-Sale Agreement”), (ii) the Voting Agreement, dated as of July 15, 2015, by and among the Company, the Investors listed on Schedule A thereto, and the Key Holders listed on Schedule B thereto (the “Voting Agreement”), and (iii) the transfer restrictions set forth in Section 6 and Section 7 below. All future transferees of all or part of the Shares shall receive and hold such Shares subject to (i) the Right of First Refusal and Co-Sale Agreement, (ii) the Voting Agreement, and (iii) the transfer restrictions set forth in Section 6 and Section 7 below.

6. MARKET STANDOFF AGREEMENT. Purchaser agrees in connection with any registration of the Company’s securities under the 1933 Act that, upon the request of the Company or the underwriters managing any registered public offering of the Company’s securities, Purchaser will not sell or otherwise dispose of any shares of capital stock of the Company without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) after the effective date of such registration requested by such managing underwriters and subject to all restrictions as the Company or the managing underwriters may specify for shareholders generally. Purchaser further agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing and that such underwriters are express third-party beneficiaries of this Section 6.

B-4

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

7. RESTRICTIVE LEGENDS AND STOP-TRANSFER ORDERS.

7.1 Legends. Purchaser understands and agrees that the Company will place the legends set forth below or similar legends on any stock certificate(s) evidencing the Shares, together with any other legends that may be required by state or federal securities laws, the Company’s certificate of incorporation or bylaws, any other agreement between Purchaser and the Company or any third party:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON PUBLIC RESALE AND TRANSFER, INCLUDING A MARKET STANDOFF RESTRICTION, AS SET FORTH IN A RESTRICTED STOCK PURCHASE AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH PUBLIC SALE AND TRANSFER RESTRICTIONS, INCLUDING THE MARKET STANDOFF RESTRICTION, ARE BINDING ON TRANSFEREES OF THESE SHARES.

7.2 Stop-Transfer Instructions. Purchaser agrees that, to ensure compliance with the restrictions imposed by this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records. The Company will not be required (a) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Shares, or to accord the right to vote or pay dividends, to any Purchaser or other transferee to whom such Shares have been so transferred.

8.	GENERAL PROVISIONS.

8.1 Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of actual receipt or: (a) at the time of personal delivery, if delivery is in person; (b) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day (c) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States; or (d) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. All notices for delivery outside the United States will be sent by express courier. All notices not

B-5

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address set forth below the signature lines of this Agreement or at such other address as such other party may designate by one of the indicated means of notice herein to the other party hereto. A “business day” shall be a day, other than Saturday or Sunday, when the banks in the city of New York City are open for business.

8.2 Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

8.3 Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

8.4 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to that body of laws pertaining to conflict of laws.

8.5 Assignments; Successors and Assigns. The Company may assign any of its rights and obligations under this Agreement. Any assignment of rights and obligations by any other party to this Agreement requires the Company’s prior written consent. This Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

8.6 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

8.7 Amendment and Waivers. This Agreement may be amended only by a written agreement executed by the Company and the Purchaser. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

8.8 Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

B-6

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

8.9 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile and, upon such delivery, the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

[Signature page follows]

B-7

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

IN WITNESS WHEREOF, the parties have caused this Restricted Stock Purchase Agreement to be executed by their duly authorized representatives, each as of the Effective Date.

COMPANY:

ASOTHERA PHARMACEUTICALS, INC.

By:

Its:

Address:

PURCHASER:

COLD SPRING HARBOR LABORATORY

By:

Its:

Address:

B-8

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Exhibit C

Client and Billing Agreement Form

Cold Spring Harbor Laboratory (“CSHL”), a New York non-profit education corporation doing business at 1 Bungtown Road, Cold Spring Harbor, NY 11724; and ASOthera Pharmaceuticals, Inc. (“ASOthera”), a corporation doing business at _______________ have entered into a License Agreement with respect to Licensed Patents;

On behalf of CSHL, ASOthera has retained the services of _________ (“Law Firm”), with offices at _________________________________, to prepare, file and prosecute the pending patent applications constituting Licensed Patents and to maintain the patents that issue thereon;

CSHL, ASOthera and Law Firm, intending to formalize their business relationships, agree as follows:

1.	CSHL is the sole owner of Licensed Patents

2.	ASOthera is the licensee of CSHL’s interest in Licensed Patents.

3.	CSHL will have and will maintain an attorney-client relationship with Law Firm in furtherance of efforts to secure and maintain Licensed Patents.

4.

To assist CSHL in these efforts, CSHL agrees to have Law Firm and ASOthera interact directly with each other on all patent prosecution and patent maintenance matters related to the Licensed Patents and to copy CSHL on all correspondence related thereto. Subject to the right of CSHL to review and to make recommendations as provided in this paragraph, ASOthera will be responsible for providing Law Firm with instructions on all prosecution and maintenance matters. ASOthera and Law Firm agree to use all reasonable efforts to notify CSHL in writing at least thirty (30) days prior to the due date or deadline for any action which would substantively affect the pending status of any patent application within Licensed Patents, the maintenance of any granted patent within the Licensed Patents, CSHL’s right to file any continuing application or foreign counterpart application based on the Licensed Patents, or the breadth of any claim within the Licensed Patents; provided that ASOthera will not be required to notify CSHL in advance of oral claim negotiations with patent offices. In any case, ASOthera must give CSHL written notice of any final decision regarding the action to be taken or not to be taken on such matters and will consider any CSHL recommendations in good faith before instructing Law Firm to implement the decision.

26

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

5.

Law Firm’s legal services relating to the Licensed Patents will be performed on behalf of CSHL. Law Firm will invoice ASOthera directly for all work relating to the filing, prosecution and maintenance of Licensed Patents and must provide copies of all invoices to CSHL. ASOthera is responsible for the payment of all charges and fees so invoiced by Law Firm. ASOthera will pay invoices directly to Law Firm and copy CSHL on each payment.

6.

To clarify each party’s position with regard to prosecution and maintenance of Licensed Patents, ASOthera will notify Law Firm in writing of all decisions to authorize the performance of any desired service(s), which will be subject to CSHL right to review and to make recommendations, as provided in paragraph 4 above. Any such recommendations by CSHL must be promptly communicated in writing to Law Firm and ASOthera.

7.

This agreement represents the complete understanding of each of the undersigned parties as to the client and billing arrangements defined herein. Additions or deletions to Licensed Patents will be identified in Appendix A will become effective only by written addendum to Appendix A. All such additions or deletions of individual patents or applications filed in the US, or as foreign counterparts thereof are considered to be within the terms of this client and billing agreement.

8.	Notices and copies of all correspondence relating to Licensed Patents should be sent to the following:

TO CSHL:	TO ASOTHERA:
Office for Business Development
& Technology Transfer
Cold Spring Harbor Laboratory
1 Bungtown Road
Cold Spring Harbor, NY 11724	TO LAW FIRM:

27

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

ACCEPTED AND AGREED TO:

COLD SPRING HARBOR LABORATORY	ASOTHERA

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

LAW FIRM

By:

Name:

Title:

Date:

28

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Exhibit D

Capitalization Table

[*]

29

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Exhibit E

Consulting Agreement

30

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

CONSULTING AGREEMENT

This Agreement is made as of October 24, 2014 between ASOthera Pharmaceuticals, Inc. (the “Company”) and Adrian Krainer, PhD (the “Consultant”), an employee of the Cold Spring Harbor Laboratory (“CSHL”). The Company is engaged in scientific research relating to the development of antisense-based drugs, therapies, diagnostic and research tools, products, services and intellectual property (the “Field”). The Consultant has experience in the Field, and the Company seeks to benefit from the Consultant’s expertise by retaining the Consultant as a consultant. The Consultant wishes to perform consulting services in the Field for the Company. Accordingly, the Company and the Consultant agree as follows:

1. Services.

(a) The Consultant shall provide consulting services to the Company with respect to matters related to the Field. The Consultant’s services for the Company shall consist only of the exchange of ideas and provision of advice; the Consultant shall not direct or conduct research for or on behalf of the Company except pursuant to the terms of the Sponsored Research Agreement dated October 24, 2014 by and between Company and CSHL (the “Sponsored Research Agreement”). More specifically, Consultant shall (i) serve on the Company’s scientific advisory board and attend scientific advisory board meetings; (ii) provide general scientific advice regarding the Company’s products or services, the general direction of its research program, recruitment of personnel, and techniques used in research in the Field; and (iii) advise on the Company’s efforts to produce, develop, and market one or more specific products or services in the Field. The Consultant’s services shall be rendered at CSHL, the Company’s offices, or any location that is mutually agreeable to Consultant and Company.

(b) The Company acknowledges that the Consultant is a CSHL employee and is subject to CSHL’s policies, including policies concerning consulting, conflicts of interest, and intellectual property. Any conflict between the policies of CSHL and this Agreement shall be decided in a manner consistent with CSHL policies. The Company acknowledges and agrees that nothing in this Agreement shall affect the Consultant’s obligations to CSHL, the Consultant’s research on behalf of CSHL, the Consultant’s ability to submit and publish the results of CSHL research, or research collaborations in which the Consultant is a participant, and that this

E-39

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

Agreement shall have no effect upon transfers (by way of license or otherwise) to third parties of materials or intellectual property developed in whole or in part by the Consultant as a CSHL employee. Consultant hereby certifies that Consultant has no outstanding agreement or obligation that is in conflict with, or that would preclude Consultant from complying with, this Agreement. Subject to written waivers that may be provided by the Company upon request, which shall not be unreasonably withheld, Consultant agrees that, during the term of this Agreement, Consultant will not directly or indirectly provide any services in the Field to any other business or commercial entity on programs or products that compete with a program or product of the Company. Without limiting the foregoing, Consultant agrees to use his best efforts (i) to segregate Consultant’s services performed under this Agreement from Consultant’s work done for any such third party or for CSHL so as to minimize any questions of disclosure of, or rights under, any inventions, (ii) to notify the CEO of the Company if at any time the Consultant believes that such questions may result from his performance under this Agreement and (iii) to assist the Company in fairly resolving any questions in this regard which may arise. The services performed hereunder will not be conducted on time that is required to be devoted to CSHL or any other third party.

2. Compensation.

The consideration described in Exhibit A constitutes the full consideration for the consulting services to be provided by the Consultant to the Company.

3. Confidentiality.

(a) The Consultant may disclose to the Company any information that the Consultant would normally freely disclose to other members of the scientific community at large, whether by publication, by presentation at seminars, or in informal scientific discussions. However, the Consultant shall not disclose to the Company information that (i) is proprietary to CSHL and (ii) is not generally available to the public, except through formal technology transfer procedures. Without limiting the generality of the foregoing, the Consultant may disclose to the Company any information that is subject to the Option Agreement dated October 24, 2014 between CSHL and Company (the “Option Agreement”) or any license agreement that may be entered pursuant to the terms of the Option Agreement (the “License Agreement”) or the Sponsored Research Agreement.

E-40

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

(b) In providing consulting services to the Company pursuant to this Agreement, the Consultant may acquire information that pertains to the Company’s products, processes, equipment, programs, developments, or plans and that is both (i) disclosed or made known by the Company to the Consultant and (ii) either identified as “confidential” by the Company at any time or which due to its nature or the circumstances of its disclosure, a person exercising reasonable business judgment would understand to be confidential or proprietary (collectively, “Company Confidential Information”). In addition, “Company Confidential Information” includes information that is generated by the Consultant (whether alone or with others) (A) during the course of performing consulting services for the Company under this Agreement and (B) outside the course of the Consultant’s activities as an CSHL employee or member of CSHL’s scientific staff. The Consultant agrees not to disclose any Company Confidential Information to third parties or to use any Company Confidential Information for any purpose other than performance of consulting services pursuant to this Agreement, without the prior written consent of the Company. The obligations of Consultant under this paragraph 3(b) will continue for a period of five (5) years after the expiration or termination of this Agreement.

(c) “Company Confidential Information” does not include information that: (i) is or later becomes available to the public through no breach of this Agreement by the Consultant; (ii) is obtained by the Consultant from a third party who had the legal right to disclose the information to the Consultant; or (iii) is already in the possession of the Consultant on the date this Agreement becomes effective. In addition, nothing in this Agreement shall restrict Consultant from disclosing Company Confidential Information to the extent it is required to be disclosed by law, government regulation, or court order, provided that the Consultant takes reasonable steps to provide the Company with sufficient prior notice to allow the Company to consent to the disclosure or seek a protective order. In addition, Company Confidential Information does not include information generated by the Consultant (whether alone or with others) unless the Consultant generated the information (A) during the course of performing consulting services for the Company under this Agreement and (B) outside the course of the Consultant’s activities as an CSHL employee or member of CSHL’s scientific staff. Upon the Company’s request, the Consultant shall return to the Company any or all Company Confidential Information that is in writing or is otherwise in physical or tangible form.

E-41

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

4. Intellectual Property.

(a) Recognizing that the Consultant is a full time employee of CSHL, the CSHL policy regarding ownership of employee Intellectual Property will apply and the Company shall have no rights by reason of this Agreement in any publication, invention, discovery, improvement, or other intellectual property whatsoever, whether or not publishable, patentable, or copyrightable, which is developed as a result of a program of research financed, in whole or in part, by funds provided by, through or under the control of CSHL (collectively, “CSHL Intellectual Property”). The Company also acknowledges and agrees that it will enjoy no priority or advantage as a direct result of the consultancy created by this Agreement in gaining access, whether by license or otherwise, to any proprietary information or intellectual property that arises from any research undertaken by the Consultant in the Consultant’s capacity as a CSHL employee or member of CSHL’s scientific staff except as provided for under the Sponsored Research Agreement, the Option Agreement or any License Agreement.

(b) It is understood and agreed that CSHL’s interest in any inventions or know-how that are conceived, developed or reduced to practice solely or jointly by Consultant in connection with Consultant’s performance of services under this Agreement will constitute Patent Period Inventions or Licensed Know-how (as the case may be) under the Option Agreement and any license agreement that may be entered into pursuant to the terms thereof.

5. Defense and Indemnification.

The Company agrees, at its sole expense, to defend CSHL and Consultant against, and to indemnify and hold CSHL and Consultant harmless from, any liability, claim, judgment, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including without limitation reasonable attorneys’ fees and other costs and expenses of defense) relating to a claim or suit by a third party against CSHL or Consultant, either arising from this Agreement, the Consultant’s performance of services for the Company under this Agreement, or any Company products or services which result from the Consultant’s performance of services under this Agreement, except for any of the same resulting from Consultant’s gross negligence, willful misconduct or failure to comply with applicable law.

E-42

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

6. Term and Termination.

(a) Unless terminated earlier under paragraph 6(b), below, this Agreement shall be for a term of five years. This Agreement may be extended by mutual written agreement of Consultant and Company.

(b) Without limiting any rights which either party to this Agreement may have by reason of any default by the other party, each party reserves the right to terminate this Agreement at its convenience by written notice given to the other party. Such termination shall be effective upon the date not earlier than 90 days following the date of such notice as shall be specified in said notice.

(c) Paragraphs 3, 4, 5, 6(c), and 7 hereof shall survive termination of this Agreement. In addition, termination of this Agreement shall not affect either (i) the Company’s obligation to pay for services previously performed by the Consultant or expenses reasonably incurred by the Consultant for which the Consultant is entitled to reimbursement under paragraph 2, above, or (ii) the Consultant’s continuing obligations to the Company under paragraphs 3 and 4, above.

7. Miscellaneous.

(a) This Agreement shall inure to the benefit of and be binding upon the respective heirs, executors, successors, representatives, and assigns of the parties, as the case may be; provided, however, the obligations hereunder of each party to the other are personal and may not be assigned without the express written consent of such other party.

(b) The relationship created by this Agreement shall be that of independent contractor, and the Consultant shall have no authority to bind or act as agent for the Company or its employees for any purpose.

(c) The Company may use the Consultant’s name, and in doing so may cite the Consultant’s relationship with CSHL, so long as any such usage (i) is limited to reporting factual events or occurrences only, and (ii) is made in a manner that could not reasonably constitute an endorsement, promotion or advertisement of the Company or of any Company program, product or service. However, the Company shall not use the Consultant’s name or CSHL’s name in any press release, or quote the Consultant in any company materials, or otherwise use the Consultant’s name or CSHL’s name in a manner not specifically permitted by the preceding sentence, unless in each case the Company obtains in advance CSHL’s written consent, and, in the case of the use of the Consultant’s name, the Consultant’s consent as well.

E-43

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

(d) Notice given by one party to the other hereunder shall be in writing and deemed to have been properly given if personally delivered or sent by registered or certified mail or overnight express courier (prepaid), addressed as follows:

To Consultant:	Dr. Adrian Krainer
c/o Cold Spring Harbor Laboratory
One Bungtown Road
Cold Spring Harbor, NY 11724

With a copy to:

Cold Spring Harbor Laboratory
One Bungtown Road
Cold Spring Harbor, NY 11724
Attention: Vice President, Business Development
& Technology Transfer

To Company:	ASOthera Pharmaceuticals, Inc.
4 Washington Street
Lexington, MA 02421
Attention: Huw Nash

(e) This Agreement supersedes all prior or contemporaneous agreements and discussions relating to the subject matter hereof and constitutes the entire agreement between the Company and the Consultant with respect to the subject matter of this Agreement. The Company and the Consultant agree that any amendment of this Agreement (including, without limitation, any extension of its term or any change in the consideration set forth above to be provided to the Consultant hereunder) or any other departure from the terms or conditions hereof must be signed by the Consultant and an authorized representative of the Company, and also is subject to CSHL’s prior written approval. Notwithstanding the foregoing, in the event of a conflict between any provisions of this Agreement, the Option Agreement, any license agreement that may be entered pursuant to the terms of the Option Agreement or the Sponsored Research Agreement, the said agreements will be given the following order of precedence:

1. the Option Agreement and any license agreement that may be entered pursuant to the terms thereof;

E-44

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

2. the Sponsored Research Agreement; and

3. this Agreement.

(f) If any provision of this Agreement affecting the rights or property of CSHL is adjudicated to be invalid, unenforceable, contrary to, or prohibited under applicable laws or regulations of any jurisdiction, this Agreement shall terminate as of the date such adjudication is effective. If any other provision of this Agreement is adjudicated to be invalid, unenforceable, contrary to, or prohibited under applicable laws or regulations of any jurisdiction, such provision shall be severed and the remaining provisions shall continue in full force and effect.

(g) The Consultant and the Company acknowledge that (i) the Consultant is entering into this Agreement in the Consultant’s individual capacity and not as an employee or agent of CSHL, (ii) CSHL is not a party to this Agreement and has no liability or obligation hereunder, and (iii) CSHL is an intended third-party beneficiary of this Agreement and certain provisions of this Agreement are for CSHL’s benefit and are enforceable by CSHL in its own name.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first stated above.

ASOthera Pharmaceuticals, Inc.

By:	/s/ Huw M. Nash
Name:	Huw M. Nash
Title:	Chief Executive Officer
Date:	November 18, 2014

Adrian R. Krainer
Adrian Krainer, PhD
Date: 11/18/14

E-45

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONFIDENTIAL

Exhibit A

Compensation

The Company shall pay the Consultant as follows: a total of $100,000 per year payable in monthly installments of $8,333.33 per month. No monthly invoice to the Company from the Consultant will be required for the aforementioned compensation. In addition to the foregoing amount, the Company shall promptly reimburse the Consultant for all reasonable expenses incurred by the Consultant in providing consulting services under this Agreement, provided that any single expense above $1,000 is approved in advance by the Company and provided that the Consultant submits an invoice detailing such reasonable expenses, such invoices to be paid within 30 days by the Company.

Page 46 of 8
E-46